SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

CENTENNIAL SPECIALTY FOODS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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Notice of Annual Meeting of Stockholders
To Be Held on June 23, 2004

     DEAR STOCKHOLDERS:

     We cordially invite you to attend the Annual Meeting of Stockholders of Centennial Specialty Foods Corporation, which will be held on June 23, 2004 at 12:00 p.m. (Mountain Time) at our offices located at 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112, for the following purposes:

1. To elect four nominees to our board of directors;

2. To amend our certificate of incorporation to reduce the authorized shares of our common stock from 47,000,000 shares of common stock, par value $.0001 per share, to 20,000,000 shares of common stock, par value $.0001 per share;

3. To approve adoption of the 2004 Omnibus Stock Plan under which 500,000 shares of our common stock will be set aside for future issuance;

4. To ratify the audit committee’s selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors for the fiscal year ending December 31, 2004; and

5. To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

     These items of business are more fully described in the Proxy Statement accompanying this notice. Our board of directors has fixed the close of business on Wednesday, April 28, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our common stock or Series A Preferred Stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Centennial Specialty Foods Corporation, 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112.

     Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

     In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By order of the Board of Directors,

Douglas L. Evans, Chief Financial
Officer and Secretary

Centennial, Colorado
May 12, 2004

GENERAL INFORMATION
THE PROXY
VOTING AT THE ANNUAL MEETING
PROPOSAL 1. ELECTION OF DIRECTORS
Nominees for Director
Executive Officer
Board and Committee Information
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Grants or Exercises In Last Fiscal
Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
Employment Agreements and Termination of Employment and Change in Control Arrangements
Compensation Committee Report on Executive Compensation
Comparative Stock Performance
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2. REDUCTION OF AUTHORIZED CAPITAL
PROPOSAL 3. ADOPTION OF 2004 OMNIBUS STOCK PLAN
PROPOSAL 4. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS AND INFORMATION
STOCKHOLDER PROPOSALS
AVAILABILITY OF REPORT ON FORM 10-KSB

PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Centennial Specialty Foods Corporation, a Delaware corporation (the “Company” or “Centennial”), for use at the Annual Meeting of Stockholders of the Company, to be held on June 23, 2004 at 12:00 p.m. (Mountain Time), or any adjournment or postponement thereof, at Centennial’s offices located at 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112 (the “Annual Meeting”).

     This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about May 14, 2004. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112.

THE PROXY

     A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the meeting will not, in and of itself, revoke a proxy. Proxies in the form enclosed, unless revoked, will be voted at the meeting as directed by you on the form or, in the absence of such direction, in favor of all proposals to be considered at the meeting.

VOTING AT THE ANNUAL MEETING

     The only voting securities of the Company are its shares of common stock and the Series A preferred stock. At the close of business on April 28, 2004, 5,050,000 shares of common stock and 2,000,000 shares of Series A preferred stock were outstanding and entitled to vote. Only stockholders of record of our common stock and Series A preferred stock at the close of business on April 28, 2004, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of common stock are entitled to one vote per share and the holders of Series A preferred stock are entitled to one vote per share on each matter submitted to a vote of stockholders. The shares of common stock and Series A preferred stock will vote together as a single class on all matters to be considered at the Annual Meeting.

     The holders of a majority of the voting power of the common stock entitled to vote at the meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. Proposal Two regarding the approval of the decrease of the number of authorized shares of common stock requires that the votes cast in person or proxy favoring the proposal exceed the votes cast by stockholders opposing the proposal, provided a quorum is present. Proposal Three regarding the approval of the 2004 Stock Plan requires that the votes cast in person or proxy favoring the proposal exceed the votes cast by stockholders opposing the proposal, provided a quorum is present. If the ratification of the selection of auditors is not approved by the affirmative vote of the holders of a majority of the voting power present at the meeting in person or by proxy, and entitled to vote, our audit committee of the board of directors will review its future selection of auditors. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect on the proposal for election of directors, but with respect to the proposals on reduction of authorized capital, adoption of the 2004 Omnibus Stock Plan, and ratification of the selection of auditors, will have the same effect as votes against such proposals. Broker non-votes will have no effect on the proposals to be considered at the Annual Meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

     Centennial’s business and affairs are managed under the direction of our board of directors, which is currently comprised of four members. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our certificate of incorporation, as amended and restated, our board of directors may at its discretion be divided into three classes that each will serve initial terms of office ranging from one to three years. At each subsequent annual meeting, the directors of the class standing for election will be elected for a full three-year term to succeed those directors whose terms then expire. The entire board of directors is standing for reelection at the Annual Meeting, as no classification of the board has been undertaken at this time.

     At this Annual Meeting, there are four nominees for election to the board of directors, each of whom, if elected, will serve until the next annual meeting of stockholders, unless they shall earlier resign or are removed. The names of each nominee, their respective ages (as of March 1, 2004) and the periods during which they have served the Company as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations appear below. There are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

     Each nominee is an incumbent director and has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

Name	Age	Director Since
Jeffrey R. Nieder*	43	2003
Robert A. Beckwith, Jr.*	41	2003
Gerald J. Laber*	60	2003
Michael R. Kaskie*	49	2003
Douglas L. Evans	37	—

*	Director nominee

Nominees for Director

     Jeffrey R. Nieder has been a director since our formation in February 2003 and was a member of our Audit Committee until being replaced on this Committee by Mr. Kaskie in 2004. He has been our president and chief operating officer since inception and has served as our chief executive officer since September 2003. He also served as our chief financial officer and secretary from inception until January 2004, when Mr. Evans became our chief financial officer and secretary. Mr. Nieder is also chief financial officer of Su Casa Produce, a fresh produce brokerage firm formerly partially owned by our principal stockholder. Mr. Nieder renders services to Su Casa Produce on an as-needed basis after fulfilling his full-time obligations to us. He also served as the chief operating officer and chief financial officer of Stokes Ellis Foods, Inc. from April 2001 until our merger with that company in November 2003. From March 1997 until April 2001, Mr. Nieder was employed in various executive financial and operational positions with four companies in the produce industry affiliated with Jeltex Holdings, Inc., which is owned by our principal stockholder. Mr. Nieder formerly practiced as a certified public accountant for eight years with Arthur Andersen.

     Robert A. Beckwith has been Chief Marketing Officer and a director since inception. From June 2000 until joining us, Mr. Beckwith was vice president of sales of Luiginos Inc., an Italian frozen food manufacturer headquartered in Duluth, Minnesota. He also served as vice president of sales for Golden Stream Quality Foods, an Indianapolis, Indiana based candy, nut and confectionary company, from April 2000 until this company was sold in June 2000. From 1990 to April 2000, Mr. Beckwith was employed by a number of subsidiaries of ConAgra Foods Inc., in positions including sales manager, regional sales manager, and district sales manager. From July 1993 until April 2000, he served as a divisional trade manager and divisional vice president, regional sales director and national sales manager for private label sales. While employed with ConAgra, Mr. Beckwith was directly involved in the launch of the Healthy Choice brand of frozen food and in sales of frozen and fresh food products for the Banquet and Butterball brands. He also served in various sales positions with Nestle for five years before joining ConAgra, where he was involved in the launch of the Lean Cuisine and Stouffer’s entrée brands. Mr. Beckwith is a member of the American Marketing Association.

          Gerald J. “Bud” Laber has served on our board of directors since October 2003. He has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was a partner with Arthur Andersen from 1980 to 2000 and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Since July 2003, he has also served as a member of the board of directors and of the audit committee of Healthetech, Inc., a Golden, Colorado-based designer, developer and marketer of proprietary handheld medical devices and software for the measurement and monitoring of health parameters. Mr. Laber is a member of the board of directors or trustees of several charitable organizations with offices in the metropolitan Denver, Colorado area.

          Michael R. Kaskie has served on our board of directors since December 2003. Mr. Kaskie is employed as the Executive Vice President/General Manager of the Strategic Consulting Group of Information Resources, Inc. The Strategic Consulting Group is responsible for development and analysis of market and sales data for food products sold at retail throughout the Untied States. Mr. Kaskie has been employed by IRI’s Strategic Consulting Group for the last five years. The group’s main objective is to provide clients access to improve their return on information investment (ROII), and they are responsible for working with clients who desire a request for proposal (RFP) for their database information tracking service. During the last 20 years, Mr. Kaskie has also held sales and marketing positions at G. Heilman Brewery, Con Agra Foods Inc., Nestle, Minute Maid and Procter & Gamble.

Executive Officer

          Messrs. Nieder and Beckwith are executive officers who are standing for election as directors. The executive officer below does not serve on, and is not a nominee to, our board of directors.

          Douglas L. Evans has served as our chief financial officer and secretary since January 2004. From August 1999 until joining us, Mr. Evans served as chief financial officer of Raveneaux Limited, Houston, Texas, a privately owned golf course development and management company. Prior to that time, Mr. Evans served from June 1997 to August 1999, and from November 1993 to June 1996, as director of finance of the food-related operations of Jeltex Holdings, a holding company owned by our principal stockholder. Mr. Evans served from June 1996 to June 1997 as controller of Insight Enterprises, Phoenix, Arizona, a publicly held direct marketing company. Mr. Evans formerly practiced as a certified public accountant for four years with KPMG. Mr. Evans is a member of the AICPA.

     The board of directors recommends a vote “FOR” the election of each of the four nominees to serve as a Director.

Board and Committee Information

     The board of directors held four meetings during 2003. All directors then serving attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they then served.

Corporate Governance

     We regularly monitor developments in the area of corporate governance. In November 2003, the Securities and Exchange Commission (“SEC”) approved the final corporate governance rules of the Nasdaq Stock Market, Inc. (“Nasdaq”), and our board of directors has subsequently completed its review of these rules and has taken all actions required for the Company, as a controlled company, to be in full compliance by the applicable deadline.

     In accordance with the provisions of the Nasdaq rules applicable to controlled companies, the Company is not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee comprised solely of independent directors, or (iii) a compensation committee comprised solely of independent directors. The Company qualifies as a controlled company due to the ownership by James E. Lewis and his spouse of shares entitled to cast more than 50% of votes eligible to be cast for the election of directors. The Company believes that the current composition of the board of directors, taken together with the Company’s related party transaction policy and board committee structure, appropriately recognizes the right of controlling stockholders to select a majority of directors while ensuring a strong role for independent directors.

     In accordance with the Sarbanes-Oxley Act and the Nasdaq corporate governance rules, our board of directors and its Committees have taken a number of actions since our inception in 2003 to comply with these new rules. These actions include (i) adopting an Audit Committee Charter, which reflects certain changes required under the Sarbanes-Oxley Act, (ii) establishing a Nominating Committee and adopting a Nominating Committee Charter, (iii) adopting a Compensation Committee Charter, (iii) adopting a Code of Business Conduct and Ethics applicable to our directors, officers and employees, which includes the prompt disclosure to stockholders of any waiver of the code for executive officers or directors made by the board of directors or any committee thereof, and (iv) establishing a practice commencing in 2004 of holding regular executive sessions of non-management directors.

     If you desire to communicate with our board members, including non-management directors as a group or the current presiding director of the non-management directors, you may do so by mailing your request to Secretary, Centennial Specialty Foods Corporation, 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112. The Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom it is addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director on request.

     A copy of our Audit Committee’s Charter was filed as an exhibit to our registration statement on Form SB-2 that is on file with the United States Securities and Exchange Commission. We also intend to make this Charter available, on or before the date of our Annual Meeting, on our website at www.centennialspecialtyfoods.com under “Investor Relations.” Copies of the Nominating Committee Charter, Compensation Committee Charter, Code of Business Conduct and Ethics will also be available, on or before the date of our Annual Meeting, on our website at www.centennialspecialtyfoods.com under “Investor Relations” or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Centennial Specialty Foods Corporation, 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112.

     Our board of directors has determined that each of Messrs. Laber and Kaskie qualify as independent directors under the applicable listing standards of Nasdaq. Pursuant to the Nasdaq listing standards, a director shall be considered independent if the board of directors makes an affirmative determination after a review of all relevant information that the director has no material relationship with the company. Our board of directors has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

• is, or within the last three years has been, employed by the Company;

• has an immediate family member (which, for purposes of the these independence standards, shall include such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home) who is, or within the last three years has been, employed as an executive officer of the Company;

• receives, or within the last three years has received, more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

• has an immediate family member who receives, or within the last three years has received, more than $100,000 per year in direct compensation as an executive employee of the Company other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

• is, or within the last three years has been, affiliated with or employed by the Company’s auditor;

• has an immediate family member who is, or within the last three years has been, affiliated with or employed by the Company’s auditor in a professional capacity;

• is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executives serve, or within the last three years have served, on such other company’s compensation committee;

• has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executives serve, or within the last three years have served, on such other company’s compensation committee;

• is, or within the last three years has been, an executive officer or employee of a company that makes payments to, or receives payments from, the Company in an amount which, in any single fiscal year, exceeds the greater of $500,000 or 2% of such other company’s consolidated gross revenues; or

• has an immediate family member who is, or within the last three years has been, an executive officer of a company that makes payments to, or receives payments from, the Company in an amount which, in any single fiscal year, exceeds the greater of $500,000 or 2% of such other company’s consolidated gross revenues.

     The following factor is also considered by our board of directors in making an independence determination. However, the board of directors is not precluded from finding a director to be independent if the director:

• is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $500,000 or 2% of such charitable organization’s consolidated gross revenues.

     Our non-management directors meet in an executive session at least once per year and rotate serving as the presiding director for each executive session. In addition, we intend to hold an executive session including only our independent directors at least once a year. We encourage, but do not require, our board members to attend our annual stockholders meetings.

     Our board of directors has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, and a Nominating Committee. The standing committees, except for the Nominating Committee, are comprised entirely of our non-management directors as provided in the table below.

Board Member	Audit	Compensation	Nominating
Jeffrey R. Nieder			X
Robert A. Beckwith, Jr.			X
Gerald J. Laber	X	X
Michael R. Kaskie	X	X
Meetings Held in 2003	1	1	0

     The functions performed by each of the committees are briefly described below:

Audit Committee

     The primary functions of the Audit Committee are to assist the board of directors’ oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company, the performance of the Company’s internal audit function and the independent auditor, and to prepare the report required to be included in our annual meeting proxy statements. The Audit Committee operates under an Audit Committee Charter, adopted by our board of directors, a copy of which was filed as an exhibit to our registration statement that is on file with the Securities and Exchange Commission.

     Each of the two individuals serving on our Audit Committee satisfies the standards for independence of Nasdaq and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financially literate and that Mr. Gerald J. Laber qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

Compensation Committee

     The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company’s directors and executive officers and administering and implementing the Company’s incentive compensation plans and equity-based plans. The Compensation Committee’s duties and responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive and Chief Marketing Officers, evaluating their performance in light of such goals and objectives, and as a committee, determining and approving the Chief Executive and Chief Marketing Officers’ compensation levels based on such evaluation.

     The Compensation Committee operates under a Compensation Committee Charter, adopted by our board of directors, a copy of which was filed as an exhibit to our registration statement on Form SB-2 that is on file with the SEC.

Nominating Committee

     Our Nominating Committee was established to identify qualified nominees for our board of directors, to develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities and to oversee an annual evaluation of the board of directors and our management. This committee has the ability to consider nominees recommended by stockholders and other interested parties. Because we are a controlled company, however, the committee does not have a formal policy with regard to the submission or consideration of director candidates recommended by stockholders.

     The committee operates under the Nominating Committee Charter, adopted by our board of directors, a copy of which was filed by us as an exhibit to our registration statement on Form SB-2 that is on file with the SEC. The charter of the committee sets forth certain criteria for the nominating committee to consider in evaluating potential director nominees. In considering potential director nominees, the committee selects individuals who demonstrate the highest personal and professional integrity; who have demonstrated exceptional ability and judgment and who are expected to be most effective, in conjunction with the other members of the board of directors, in collectively serving the long-term interests of the Company and our stockholders.

     The committee identifies director candidates based on input provided by a number of sources, including members of the committee, other directors, our stockholders, our Chief Executive and Chief Marketing Officers and third parties. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the committee takes into account each nominee’s skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. Incumbent directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

Compensation of Directors

     We reimburse all of our directors for reasonable out-of-pocket expenses related to attending board of director and board of director committee meetings. In addition, we pay Messrs. Laber and Kaskie, each of whom is a non-management director, a quarterly cash retainer for board of director service of $1,000. Mr. Laber receives an additional annual retainer of $5,000 for serving as chairman of the audit committee, and Mr. Kaskie receives an additional annual retainer of $2,500 for serving as chairman of the compensation committee. Each of Messrs. Laber and Kaskie received an initial option grant covering 40,000 shares of our common stock at the time they joined the board of directors. The options vested as to 10,000 shares at the time of grant, and vest 10,000 shares per year thereafter of continuing service. We do not intend to pay cash or equity compensation to our directors for serving on our board of directors, except as set forth above.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table shows information with respect to beneficial ownership of our Common Stock, as of April 15, 2004, for:

• each of our directors and our executive officers listed in the summary compensation table provided below, who we refer to as our named executive officers;

• all of our directors and named executive officers as a group; and

• each person known by us, based upon our review of documents filed by them with the SEC in respect of the ownership of our shares of Common Stock, to beneficially own five percent or more of either class of our Common Stock.

     We have calculated the percentage of beneficial ownership based on 5,050,000 shares of common stock and 2,000,000 shares of Series A preferred stock outstanding as of the close of business on April 15, 2004.

	Common Stock		Series A Preferred Stock
	Amount and		Amount and		Percent
	Nature of		Nature of		of
	Beneficial	Percent	Beneficial	Percent	Voting
Name of Beneficial Owner	Ownership(1)	of Class	Ownership	of Class	Power(2)
Directors
Jeffrey R. Nieder	500,000	9.9%	—	—	7.1%
Robert A. Beckwith, Jr.	350,000	6.9%	—	—	5.0%
Gerald J. Laber(3)	10,000	*	—	—	*
Michael R. Kaskie(3)	10,000	*	—	—	*
Executive Officers
Douglas L. Evans	200	*	—	—	*
All directors and named executive officers as a group (five persons)	870,200	17.2%	—	—	—
Five Percent Stockholders
James E. and Janis M. Lewis(4)(5)	2,100,000	42.6%	2,000,000	100%	58.9%

*	Represents less than 1%

(1) Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, named executive officer and principal stockholder is 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of common stock and Series A preferred stock shown as beneficially owned by them.

The number of shares of common stock and Series A preferred stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are currently exercisable or are exercisable within 60 days of April 15, 2004, but excludes shares of common stock underlying options held by any other person.

(2) Each share of common stock has one vote and each share of Series A preferred stock has one vote on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of common stock and Series A preferred stock held by such beneficial owner.

(3) All of the shares shown represent shares subject to currently exercisable options.

(4) The 2,000,000 shares of Series A preferred stock beneficially owned by the Lewises are convertible at the election of the Lewises into a like number of shares of common stock.

(5) The address of the Lewises is c/o Jeltex Holdings, 475 17th Street, Suite 790, Denver, Colorado 80202.

AUDIT COMMITTEE REPORT

     Our Audit Committee reviews our financial reporting process on behalf of our board of directors. Our board of directors has adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our Annual Report on Form 10-KSB with the Securities and Exchange Commission. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-KSB with our management and EKS&H, our independent auditors. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. EKS&H is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The Audit Committee has discussed with EKS&H the matters requiring discussion by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), Communication with Audit Committees, as modified or supplemented, and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from EKS&H required by Independence Standards Board No. 1, (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with EKS&H their independence from Centennial and our management. The Audit Committee has also considered whether and determined that the independent auditors’ provision of other non-audit services to us is compatible with maintaining the auditors’ independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     Respectfully submitted on April 13, 2004 by the members of the Audit Committee of the board of directors.

Gerald J. Laber, Chairman
Michael R. Kaskie

     In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Auditors

     Ehrhardt Keefe Steiner & Hottman PC, or EKS&H, served as our independent auditors for the fiscal year ended December 31, 2003 and has been selected to serve as our independent auditors for the current fiscal year. For the year ended December 31, 2003, we incurred fees for services from EKS&H as discussed below.

•	Audit Fees. The aggregate fees billed for professional services rendered by EKS&H for the audit of our annual financial statements included in our Form 10-KSB, the review of the financial statements included in our Forms 10-QSB and services provided in connection with regulatory filings (including our initial public offering) were approximately $190,711 for the year ended December 31, 2003.

•	Audit-Related Fees. The aggregate fees billed for professional services rendered by EKS&H for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $0 for the year ended December 31, 2003.

•	Tax Fees. The aggregate fees billed for professional services rendered by EKS&H related to federal and state tax compliance, tax advice and tax planning were approximately $250 for the year ended December 31, 2003. All of these services are permitted non-audit services.

•	All Other Fees. No fees were billed for other services rendered by EKS&H for the year ended December 31, 2003.

Audit Committee Pre-Approval Policy

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent auditors. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to an individual member of the Audit Committee.

EXECUTIVE COMPENSATION

     We were formed in February 2003. The following table shows the cash compensation and certain other compensation paid or accrued by us for our Chief Executive Officer and our other most highly compensated executive officers whose salary exceeded $100,000 for the year ended December 31, 2003. We refer to these officers as our named executive officers. The table also reflects compensation paid by Stokes Ellis Foods to Mr. Nieder in the year ended December 31, 2002, during which time Mr. Nieder served as the chief operating officer and chief financial officer of Stokes Ellis Foods.

Summary Compensation Table

				All Other
		Annual Compensation		Compensation($)
Name and Principal Position	Year	Salary	Bonus
Jeffrey R. Nieder, Chief Executive Officer	2003	$155,000	$—	—
	2002	$129,450	$10,000
Robert A. Beckwith, Jr., Chief Marketing Officer	2003	$140,000	$—	—
J. Michael Miller, former chief executive officer[1]	2003	$204,164	$—	—

1This amount consists of consulting fees and severance paid to our former chief executive officer.

Aggregated Option Grants or Exercises In Last Fiscal Year and Fiscal Year-End Option Values

     None of our named executive officers during the year ended December 31, 2003 were granted or held any stock options, stock appreciation rights, restricted stock, or any other form of equity incentive compensation. The only options granted during the year ended December 31, 2003 were two grants, each covering 40,000 shares of common stock, made to our two independent directors, Messrs. Laber and Kaskie, on their joining our board of directors. These options vest as described beneath “Election of Directors – Compensation of Directors.”

Equity Compensation Plan Information

     The following table sets out, as of December 31, 2003, the number of shares of Centennial’s common stock to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities available for future issuance under our equity compensation plan.

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average exercise	available for future issuance under
	exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected in
Plan Category	warrants and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	80,000	$4.25	70,000
Equity compensation plans not approved by security holders*	—	—	500,000
Total	80,000	$4.25	570,000

* Represents the shares reserved for future issuance if the 2004 Omnibus Stock Plan is approved at the Annual Meeting.

Employment Agreements and Termination of Employment and Change-In-Control Arrangements

     We have entered into employment agreements with Messrs. Nieder and Beckwith, pursuant to which Mr. Nieder serves as our Chief Executive Officer and as President of Stokes Canning Company, and Mr. Beckwith serves as our Chief Marketing Officer. The term of the agreements is three years and provides for a base annual salary of $180,000 and $165,000, respectively, for each of Messrs. Nieder and Beckwith, subject to subsequent annual adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors.

     If we terminate either Mr. Nieder’s or Mr. Beckwith’s employment without cause, such employee is entitled to severance payments equal to six months’ salary and health and life insurance benefits for 12 months from the date of the termination of his employment. If we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a non-negotiated change of control of Centennial, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, he would have received in respect of the fiscal year in which the termination occurs, and (ii) 2.99 times his annual base salary and health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he agrees not to compete with us or Hoopeston or solicit or hire certain of our employees during the term of his employment agreement and for one year thereafter.

Compensation Committee Report on Executive Compensation

     The Compensation Committee consists of Michael R. Kaskie and Gerald J. Laber. The Compensation Committee is responsible for determining the salary and incentive compensation of our officers and providing recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also is responsible for administering our 2003 Non-Employee Directors’ Stock Option Plan and, assuming receipt of stockholder approval at the Annual Meeting, will be responsible for administration of the 2004 Omnibus Stock Plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

Compensation Policies

     General. Our compensation policies are intended to create value for Centennial’s stockholders through long-term growth in sales and earnings. The total compensation package, consisting of a base salary, annual incentive opportunity, and benefits is designed to attract, motivate and retain quality executives needed to successfully lead and manage Centennial. The compensation program intentionally ties a portion of the executives’ total compensation to positive company performance and the creation of stockholder value.

     The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of executive officers’ total compensation package, including insurance and other benefits.

     Base Salaries. Base salaries are targeted at median competitive levels for similar-sized companies in the branded food industry and are adjusted to recognize varying levels of responsibility, individual performance, business performance and internal fairness issues. Base salaries are reviewed annually and any increases are approved by taking into account Centennial’s actual financial performance, the executive officer’s performance in meeting company goals, and competitive salary data available for other publicly traded companies in our industry. The Compensation Committee does not assign a predetermined specific weight to these items.

     Annual and Long Term Incentives. Any annual incentive compensation paid to our executive officers is variable and depends 100% on Centennial’s performance. Each of our named executive officers will be eligible for bonuses in accordance with their respective employment agreements. Bonuses are based on Centennial’s actual financial performance in relation to predetermined objectives and individual performance for the year then ended.

     At this time, Centennial does not offer its executive officers any long-term incentives. If the 2004 Omnibus Stock Plan is approved by the stockholders at the Annual Meeting, the Compensation Committee may in the future grant options to our executive officers as part of their total compensation packages. If awarded, these incentives will be designed to motivate and reward executives with a proprietary interest in Centennial for maximizing stockholder value and encourage the long-term employment of key employees. The Compensation Committee has not taken any action to date to determine the amount or terms of any option grants that may be made if the 2004 Omnibus Stock Plan is approved by stockholders at the Annual Meeting.

Chief Executive Officer Compensation

     Mr. Nieder’s annual base salary for the year ended December 31, 2003 was $180,000 during the last quarter of such year, and was $150,000 in the first three quarters of such year. For the year ended December 31, 2003, Mr. Nieder received an annual bonus of $0. In determining the amounts of Mr. Nieder’s bonus, the Compensation Committee considered the successful completion of Centennial’s initial public offering and the merger with Stokes Ellis Foods, the market presence achieved by Stokes and Ellis food products in our existing markets, relative profitability and margin mix attained by the Company. The Compensation Committee considered certain financial targets for the year ended December 31, 2003, including EBITDA. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based on a consideration of all such factors.

Conclusion

     We believe our executive compensation policies and programs effectively serve the interests of our stockholders and Centennial. The various means we use to compensate our executive officers are carefully designed to provide increased motivation for these officers to contribute to Centennial’s overall future success, thereby enhancing the value of Centennial for the stockholders’ benefit.

     Respectfully submitted on April 28, 2004 by the members of the Compensation Committee of the Board of Directors:

Michael R. Kaskie, Chairman
Gerald J. Laber

Comparative Stock Performance

     The following line graph compares the yearly percentage change in the cumulative total stockholder return on Centennial’s common stock with (i) the cumulative total return on the Standard and Poor’s Smallcap 600 Index and (ii) a peer group of public companies primarily engaged in the manufacture and sale of branded food products, for the period commencing October 29, 2003 (the date upon which Centennial’s shares of common stock began trading on the Nasdaq SmallCap Market) and ending December 31, 2003 (the last day of Centennial’s most recently completed fiscal year). The peer group was established using other public companies in our industry with market capitalizations of under $100 million at the end of 2003. The comparison assumes $100 was invested on October 29, 2003 in Centennial’s common stock and in the foregoing index and peer group, and any dividends paid were reinvested. The peer group companies are comprised of Poore Brothers, Inc., Monterey Pasta Company, and Golden Enterprises, Inc. The comparisons in this table are required by the rules and regulations of the SEC and, therefore, are not intended to forecast or be indicative of our possible future stock price performance.

(PERFORMANCE GRAPH WITH CENTENNIAL, PEER GROUP & NASDAQ) — TO COME

Source: Zacks Investment Research, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and holders of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

     To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2003, all filing requirements under Section 16(a) applicable to our officers, directors and ten percent stockholders were satisfied timely, except that a Form 3 for Mr. Kaskie related to his option grant when he became a member of our board of directors was inadvertently filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The related party transactions discussed below were entered into at a time when we either did not have any disinterested independent directors on our board or we lacked sufficient disinterested independent directors to ratify such transactions at the time we entered into them.

The Stokes Ellis Foods Acquisition

     In October 2003, we acquired Stokes Ellis Foods concurrently with closing of our IPO in consideration of issuing two million shares of our Series A preferred stock to James E. Lewis and Janis M. Lewis. The preferred stock has a stated value and liquidation preference of $10.0 million and carries a 10% annual dividend. Each share of preferred stock also has one vote at all of our stockholder meetings and is convertible at the holders’ election into one share of common stock at $5 per share.

     Immediately before our acquisition of Stokes Ellis Foods, James E. Lewis and Janis M. Lewis were the sole stockholders of Stokes Ellis Foods. Following our IPO, Mr. Lewis controls approximately 42% of our common stock and the Lewises collectively vote approximately 58.2% of our capital stock. The terms of the Stokes Ellis Foods acquisition were approved by Mr. Beckwith, with Mr. Nieder abstaining, as he was then also employed as an officer of Stokes Ellis Foods. Mr. Nieder also serves as a part-time chief financial officer of Sucasa Produce Partnership, a fresh produce brokerage firm formerly partially owned by Mr. Lewis. These relationships, Mr. Lewis’ ownership of 42% of our common stock at the time we acquire Stokes Ellis Foods and the Lewises control of 58.2% of the voting power of our outstanding capital stock mean that our acquisition of Stokes Ellis Foods was not considered to be on an arm’s length basis. Although Mr. Lewis was not and is not a member of our board, he had a controlling interest in Centennial at the time we agreed to acquire Stokes Ellis Foods that may have influenced our board’s deliberations. Mr. Lewis did not participate in or observe the board meetings at which our board adopted resolutions authorizing the Stokes Ellis Foods acquisition and the issuance of the preferred stock to the Lewises.

     As of December 31, 2003, we had a related party payable totaling $365,394. This payable represents earnings of Stokes Ellis Foods from January 1, 2003 through October 29, 2003 which are to be distributed to the Lewises. Such distribution is being made because Stokes Ellis Foods and its subsidiaries were Subchapter S corporations until the merger of Stokes Ellis Foods into Centennial. The source of funds for this distribution is the income generated by Stokes Ellis Foods from operations from January 1, 2003 until Stokes Ellis Foods merged into us.

     We did not obtain a valuation or fairness opinion concerning the acquisition of Stokes Ellis Foods prior to our merger with Stokes Ellis Foods. Our board of directors primarily considered the assets on the balance sheet of Stokes Ellis Foods, the value of the Stokes and Ellis brands, the customers and the value of the real estate and production equipment owned by Stokes Ellis Foods when setting a price for the acquisition. The board also considered the fact that the Lewises agreed to take the preferred stock without a put right, without a mandatory redemption obligation on our part, and without any kind of sinking fund requirement, the fact that no proceeds will be used to redeem the preferred stock, the dividend to be received by the Lewises, and the liabilities we would assume as a result of the acquisition. The fact that we did not receive a valuation or fairness opinion concerning the purchase may mean that an independent third party could have acquired Stokes Ellis Foods for a lesser price than we paid. However, the Lewises have advised us that any sale of Stokes Ellis Foods to an independent third party would have to have been an all-cash transaction or a tax-free exchange for publicly traded equity securities, as they were unwilling to extend the same terms under which we purchased Stokes Ellis Foods to an independent third party.

     The terms of the preferred stock we issued to the Lewises provides that on their request, the board of directors of Centennial will be expanded to create one vacancy on the board of directors and the directors of Centennial will vote to cause to be elected to our board of directors a nominee designated by the Lewises. These rights will terminate when the preferred stock is no longer outstanding. The terms of the preferred stock we issued to the Lewises contain customary indemnification and contribution provisions and also allow the Lewises to observe our board meetings or to designate an observer to attend such meetings.

Sales of Common Stock

     Our executive officers, Jeffrey R. Nieder, Robert A. Beckwith, Jr., and our controlling stockholder, James E. Lewis, were involved in our founding and organization and may be considered our promoters. Following our inception, we issued 425,000 shares to Mr. Nieder, 350,000 shares to Mr. Beckwith and 2,100,000 shares to Mr. Lewis. We also issued 500,000 shares to a former officer and director. The purchase price for these shares was a nominal amount.

Other Transactions

     During 2003 and 2002, we received advances from James E. Lewis that totaled $.235 million. In addition, during 2003 and 2002, we received advances from individuals of $.2 million, of which $.12 million was repaid during 2002. We used the proceeds of these advances to fund our working capital requirements since we had no senior revolving credit facility at that time. A portion of the advances were secured by a lien on our accounts receivable and equipment. The notes bore interest at rates ranging from 10% to 12% per annum. The due dates of these notes were extended to various dates from December 2003 through January 2005. In March 2004, we repaid the advances from Mr. Lewis and the other lenders using the proceeds of a new senior revolving credit facility. The advances from Mr. Lewis and the nine individual lenders were not repaid using proceeds of the IPO.

A Company owned by a member of senior management provided management and personnel services to us totaling $343,500 and $271,500 for the years ended December 31, 2003 and 2002, respectively. The services were provided on a month-to-month basis. Subsequent to December 31, 2003, no further services are being provided to us under this relationship.

     In September 2003, Centennial and J. Michael Miller, our former chief executive officer, who was also a director, agreed that their relationship cease. In October 2003, we entered into a separation agreement with this former officer. We agreed to pay six months’ severance, or $87,500, to such former officer. We and the former officer released each other from all liabilities, and the former officer also released our affiliates and certain other persons from all liabilities, in connection with his separation from us. The former officer also transferred 400,000 shares of the common stock then owned by him at his cost (equal to $.0001 per share) to James E. Lewis. Mr. Lewis contemporaneously sold 400,000 shares of common stock at a price equal to the par value of $.0001 per share to three non-affiliated persons and Jeffrey R. Nieder. Mr. Nieder’s portion of the shares purchased was 75,000 shares.

Future Transactions

     All future material transactions, including loans to us from any officer, director or 5% or greater stockholder, will be made on terms that are no less favorable to us than those that could be obtained from unaffiliated third parties, and will be approved by our audit committee or a majority of the independent, disinterested members of our board who have access, at our expense, to our counsel or independent legal counsel. We are prohibited from making loans to our officers or directors.

     All future material affiliated transactions and loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our or other independent legal counsel. We will maintain at least two independent directors on our board of directors, and in the event there are only two such independent directors, both independent directors must be disinterested in and approve loans, loan guarantees, forgiveness of loans and other material affiliated transactions involving our officers, directors, or other affiliated persons.

Employment Agreements

     We have entered into employment agreements with each of our named executive officers. For the details of these agreements, please see “Executive Compensation—Employment Contracts and Termination of Employment and Change-In-Control Arrangements” above.

Employee Relationships with Jeffrey R. Nieder

     Mr. Nieder’s spouse is employed by us and receives an annual salary that is less than $60,000 per year. Mr. Nieder’s spouse serves as our accounting manager.

Indemnification Agreements

     Centennial has entered into indemnification agreements with each of the executive officers and directors, as well as Mr. and Mrs. Lewis. The indemnification agreements provide that Centennial will indemnify each of those individuals against claims arising out of events or occurrences related to that individual’s service as an employee, agent or principal stockholder of Centennial, except (among other restrictions) to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Centennial, deliberately dishonest or in bad faith or constituted willful misconduct.

     PROPOSAL 2. TO AMEND THE CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 47,000,000 SHARES TO 20,000,000 SHARES

     The Board of Directors has unanimously approved, subject to approval by the stockholders, an amendment to the Company’s Certificate of Incorporation to decrease the aggregate number of shares of common stock which the Company is authorized to issue from 47,000,000 shares to 20,000,000 shares. The number of shares of preferred stock that Centennial is authorized to issue will remain unchanged at 3,000,000 shares. If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State.

     The amendment will change the first paragraph of Article Fourth of Centennial’s Certificate of Incorporation to read in its entirety as follows:

     “A. The aggregate number of shares which the Corporation shall have the authority to issue shall be 23,000,000; of which 3,000,000 shares of the par value of $.0001 shall be designated Preferred Stock and 20,000,000 shares of the par value of $.0001 shall be designated Common Stock.”

Purpose and Effect of the Amendment

     As of the record date, of Centennial’s 47,000,000 authorized shares of common stock, 5,050,000 shares were issued and outstanding, 150,000 shares are reserved for future issuance under the Company’s stock option plan, of which options to purchase 80,000 shares are currently outstanding, and 2,000,000 shares are reserved for issuance on potential conversion of the outstanding Series A preferred stock. Even if the stockholders approve the 2004 Omnibus Stock Plan and the reservation of 500,000 shares for future issuance under this plan, Centennial will still have over 39,000,000 shares of common stock available for future issuance.

     The board of directors believes that it is in Centennial’s best interest to decrease the number of authorized but unissued shares of Common Stock in order to reduce the amount payable by Centennial to the State of Delaware for it annual franchise tax. Even after the reduction of authorized common stock to 20,000,000 shares, Centennial will have more than 12,000,000 shares of authorized common stock available to meet the Company’s future business needs as they arise. The decrease will not impact Centennial’s reasonably foreseeable future financing requirements, and is projected to provide Centennial $15,000 in annual savings for amounts payable to the State of Delaware for its franchise tax. Because our management has no present arrangements, agreements, commitments, understandings or plans to issue any additional shares of common stock, the board of directors believes it is prudent to take the step of reducing Centennial’s authorized capital.

     The amendment to the certificate of incorporation will not have any effect on the authorized shares of preferred stock, which will remain constant at 3,000,000 shares. Additionally, the amendment will not alter the number of issued and outstanding shares of common stock or Series A preferred stock.

     The board of directors is cognizant of the fact that reducing the authorized shares of common stock could, under certain circumstances, make it more difficult for Centennial to defend itself against an unsolicited change of control proposal that is not in the best interest of stockholders. However, as Centennial is currently a controlled company due to the ownership by James E. Lewis and his spouse of shares entitled to cast more than 50% of votes eligible to be cast at any meeting of our stockholders, the board of directors believes that any anti-takeover implications normally associated with a reduction in authorized shares is currently inapplicable and unlikely to be a concern under reasonably foreseeable circumstances.

The board of directors recommends a vote “FOR” amending the certificate of incorporation to decrease the number of authorized shares of common stock from 47,000,000 shares to 20,000,000 shares

     PROPOSAL 3. APPROVE THE ADOPTION OF THE 2004 STOCK PLAN AND THE 500,000 SHARES OF COMMON STOCK TO BE RESERVED UNDER SUCH PLAN

     The stockholders are being asked to approve the adoption of the Company’s 2004 Omnibus Stock Plan (the “Stock Plan”). The purpose of the Stock Plan is to promote the interest of Centennial and its stockholders and our success by providing a method whereby a variety of equity based incentives and other awards may be granted to employees, officers, and others that provide services to us. The Stock Plan is intended to enable Centennial and its management team to attract and retain the best available personnel, to provide additional incentive to employees, to promote the success of our business, and to increase stockholder value by further aligning the interests of its employees, officers and others with the interests of our stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The board of directors believes that Centennial’s long-term success is dependent upon the ability of us and our management team to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to Centennial.

     A total of 500,000 shares of common stock (the “Plan Shares”) are proposed to be reserved for issuance under the Stock Plan. The Stock Plan will terminate on the tenth anniversary date of its adoption.

     The Stock Plan provides for the grant of stock awards, incentive stock options and non-qualified stock options to our employees, directors and others that provide us services. Our board of directors intends to delegate general administrative authority over the Stock Plan to our Compensation Committee. The members of the compensation committee are both “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has broad authority to designate recipients of awards and determine the terms and provisions of awards, including the price, expiration date, vesting schedule and terms of exercise.

     The exercise price of incentive stock options must be at least 100% of the fair market value of the common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock must have an exercise price that is at least 110% of fair market value of the common stock on the grant date. Our incentive options will expire no later than ten years from the date of grant, or five years with respect to incentive stock options granted to optionees who own more than 10% of our outstanding common stock. The exercise price of nonqualified stock options and the purchase price of stock awards will be determined by the Compensation Committee. The Stock Plan generally will not allow for the transfer of options. However, the Compensation Committee may provide that nonqualified stock options may be transferred (1) pursuant to a qualified domestic relations order or (2) to a family member. During any fiscal year, no optionee may receive grants of incentive stock options and nonqualified stock options in the aggregate which cover more than 150,000 shares.

     After the termination of the employment or services of an optionee for reasons other than for cause, death or disability, exercisable options generally will remain exercisable until the earlier of their expiration as set forth in the option agreement or 90 days after the date of termination of employment. If termination is due to death or disability, exercisable options generally will remain exercisable until the earlier of the expiration date stated in the option agreement or 12 months after the date of death or termination of employment. If termination is for cause, all options, including vested and exercisable ones, are immediately terminated and cancelled.

     If certain events occur that result in a change of our organizational or ownership structure, the Compensation Committee has the discretion to do one or more of the following:

•	shorten the exercise period of the options;

•	accelerate the vesting schedule of options or stock awards;

•	arrange to have the surviving or successor entity assume or replace options or stock awards; or

•	cancel options or stock awards and pay to the holder in cash, with respect to each exercisable option, an amount equal to the excess of the then fair market value of the common stock over the exercise price of the option and, with respect to each stock award, the then fair market value of the stock subject to the award.

     We have the authority to amend, alter, suspend or terminate the Stock Plan without stockholder approval provided that our doing so does not impair the rights of any optionee or increase the number of shares for which options and stock awards may be granted. We may amend the plan with stockholder approval to increase the number of shares for which options and stock awards may be granted.

     The board of directors unanimously recommends a vote “FOR” the adoption of the 2004 Omnibus Stock Plan under which 500,000 shares of common stock will be reserved for future issuance.

PROPOSAL 4. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our audit committee has unanimously selected Ehrhardt Keefe Steiner & Hottman PC, or EKS&H, to be our independent auditors for the fiscal year ending December 31, 2004, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

     Ratification of the selection of EKS&H by our stockholders is not required by law. As a matter of policy however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our audit committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares “FOR” ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

     Representatives of EKS&H are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of EKS&H should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in EKS&H.

     The board of directors unanimously recommends a vote “FOR” the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors for the fiscal year ending December 31, 2004.

OTHER BUSINESS AND INFORMATION

     We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Centennial’s Common Stock will vote thereon in accordance with their best judgment.

     Centennial’s audited consolidated financial statements are included in the Annual Report to Stockholders that accompanies this proxy statement and are also included in the annual report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Complimentary copies of the Form 10-KSB as filed with the SEC may be obtained by following the instructions provided below under the caption “Availability of Report on Form 10-KSB.”

Costs of Proxy Statement

     We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our common stock.

STOCKHOLDER PROPOSALS

     In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of the 2004 fiscal year, we must receive it no later than November 15, 2004. Any stockholder proposal submitted to us for consideration at next year’s annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between November 14, 2004 and January 14, 2005; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

Important Notice Regarding Delivery of Stockholder Documents

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     A number of brokers with account holders who are Centennial’s stockholders may be householding our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Company at: Centennial Specialty Foods Corporation, 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112, attention Corporate Secretary. Centennial Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

     Centennial offers stockholders of record the opportunity to access its annual report and proxy statement and materials over the Internet rather than in printed form. This gives stockholders faster delivery of these documents and saves Centennial and its stockholders the cost of printing and mailing these materials. If you have already affirmatively consented to deliver of our 2003 annual report and the 2004 proxy statement over the Internet, you may access these materials at the following Internet addresses: http://www.centennialspecialtyfoods.com/annual 2003.pdf and http://www.centennialspecialtyfoods.com/proxy2004.pdf. If you are a stockholder of record and would like to consent to delivery of our proxy materials by Internet next year, please go to http://www.econsent.com/chle/ and follow the instructions for consenting. Stockholders who have consented to receive our proxy materials via the Internet may revoke their consent at any time by going to this Internet address and following the instructions on how to revoke.

     Stockholders who hold shares of our common stock in a brokerage account or financial institution should contact their broker or financial institution directly to determine whether they can also access our proxy materials next year via the Internet or how to revoke any prior consent.

AVAILABILITY OF REPORT ON FORM 10-KSB

     Upon your written request, we will provide to you a complimentary copy of our 2004 annual report on Form 10-KSB (without exhibits) as filed with the SEC. Your request should be mailed to Centennial’s offices, addressed as follows: Centennial Specialty Foods Corporation, 10700 E. Geddes Avenue, Suite 170, Centennial, Colorado 80112, attention Corporate Secretary. A free copy of the Form 10-KSB may also be obtained at the Internet web site maintained by the SEC at www.sec.gov, and by visiting our Internet web site at www.centennialspecialtyfoods.com and clicking on “Investor Relations,” then on “SEC Filings” and then on “Click here to continue on to view SEC Filings.”

By Order of Our Board of Directors Douglas L. Evans Chief Financial Officer and Secretary

May 12, 2004